Exhibit 21.1

LIST OF SUBSIDIARIES OF WEJO GROUP LIMITED

Subsidiary	Jurisdiction of Incorporation

Wejo Bermuda Limited	Bermuda

Yellowstone Merger Sub, Inc.	Delaware